Mentor Plan Program

ACTION Mentoring Program

- PROGRAM AGREEMENT -

This Agreement is between You (Your Company or business entity) and Your Business Coach (hereinafter referred to as “ACTION”)

Client Name BRIAN KISTLER

Company Name FREEDOM FINANCIAL HOLDINGS, INC

(The Client and/or Company herein referred to as “you”)

Business Address 6615 BROTHERHOOD WAY, FT WAYNE, IN 46825

Home Address _______________________________________________________________

Business Phone 260 490-5363	Home Phone 260 622-6485
Fax Number 260 490-5004	Mobile Phone 260 450-3570
Email bkis2323@aol.com	Start Date 11/13/06

The Alignment Consultation or Alignment Day.

This is a must for anyone in business. Your Action Business Coach evaluates your business and personal life, and identifies different areas of untapped potential. This process is a vital first step in getting maximum value from your commitment to the Mentoring program.

The Alignment Consultation starts off with an in-depth look at your goals, both business and personal, the sales and marketing strategies you have used previously and what results were achieved. The Alignment Consultation is basically a road map for the future of your business. It will give you a complete list of strategies and ideas that you may not be currently using in your business, as well as identifying those you are using that could use a few improvements.

The process of going through the Alignment ensures you, your life and/or business partners and your entire Team are clear on your goals and objectives, before we begin to change anything. This is vitally important to ensure we are able to clearly identify what each person is striving to achieve.

The first step to the Alignment Consultation is to arrange a suitable time to conduct the consultation. The Alignment Consultation takes between 3 and 4 hours for individuals and can be done face to face or over the phone. I recommend that all decision makers be involved in this process, again, this includes business and life partners. The Alignment Day is designed for businesses with 4 or more Team members and includes a full day of training, planning, goal setting and gaining congruence on the future of your business.

Greg Fields © copyright Action International 2003

Mentor Plan Program

There are four Mentoring programs for you to choose from:

Platinum-Making a Real Difference Program

Your ‘Making a Real Difference’ program is for those people who really want to kick their business along and achieve real goals for the year. Your business is probably already experiencing steady growth. You have some really solid ground-work in place and you and your Team might eventually make it happen anyway. You just know that working with me as your Personal and Business Coach would make a real difference to your lifestyle, the value and the position of your business in the marketplace. (This may be a prelude to your exit strategy!)

This program is not for the faint hearted or the non-committed; it is for those business owners who are really willing to make a difference and are not afraid of taking on challenges. With the ‘Making a Real Difference’ program, your personal and your business goals are combined. You understand that introducing systems and performance standards are the key to achieving what you want from your business in the future. Yes, we work on all areas of your business, but as your Coach, there is more demand to really perform and not let you get away with all those old habits that have been holding you and your business back. You must be committed to change.

The ‘Making a Real Difference Program’ includes:

•
Up to four 1-hour strategy implementation and goal setting sessions, via phone or face-to-face, each month plus one ½-day personal visit coaching call, sales training, staff training, site visit, competitor research or seminar each month.

•	Up to six hours per month, critiquing, reviewing and developing print advertisements, brochures, sales aids, marketing, systems, logistics or team recruitment pieces;

•
Up to two ?????½ day workshops or training seminars during the program for you and your whole team, on selling, team building, telemarketing or a custom content that you and I, as your Coach, would develop together;

•
A Personal Profile Analysis using the Thomas DiSC program for the business owner and any one other individual within your organisation completed at the same time as the Alignment Consultation plus up to 5 other team members or job applicants throughout the program;

Gold — Grow Your Business Program

The ‘Grow Your Business’ program is designed for those businesses who are determined to achieve significant growth in the next 12 months. Your business is probably already going well but you may typically need to rapidly expand your customer base, introduce a new product or open another outlet. You have some really good staff members in place but your business is struggling to reach its full potential. You are probably working way too many hours a week and the business would not be able to survive without your constant input.

The “Grow Your Business Program” includes:

•	Up to four 1-hour strategy implementation and goal setting sessions, via phone or face-to-face, each month;

•	Up to six hours per month, critiquing and developing marketing, systems, logistics or team recruitment pieces;

Greg Fields © copyright Action International 2003

Mentor Plan Program

•
One four hour workshop or training seminar during the first six months of the program for you and any one other member of your team on selling, using sales scripts, team building, customer service or a specific content that you and I would develop together;

•	A Personal Profile Analysis using the Thomas DiSC program for the business owner and any one other individual within your organisation completed at the same time as the Alignment Consultation;

Silver -Empower Your Business Program

This program suits those business owners who really are committed to get their business ahead. The type of business that most benefits from this program is a business who’s owner really wants their business to implement the strategies for improvement detailed in their ‘Alignment Consultation’ as quickly and effectively as possible.

The “Empower Your Business Program” includes:

•	Up to a 1-hour strategy implementation and goal setting session via the phone or face-to-face each week;

•	Up to four hours per month critiquing marketing, systems, logistics or team building pieces;

•	Access to DISC psychological profiling, and specific training programs at reduced costs.

Bronze -Building a Solid Base Program

This program is designed for those small business owners or managers who know they want more out of their business but don’t know how to get it. It’s really for businesses which have just started, don’t have the infrastructure to take full advantage of the more in-depth programs, or just need an injection of enthusiasm and guidance each month. It is also recommended as a follow on program for business owners that have completed 12 months of one-to-one mentoring or as an aid to implement the strategies identified as part of a Success Model Business Plan,

The ‘Building Your Solid Base’ Program includes:

•	Up to a 1-hour strategy and goal setting session via phone or face-to-face, two visits per month;

•	Up to two hours per month critiquing your marketing, systems, or team building pieces.

Your Marketing Strategies

The number and combination of the Strategies that we implement during each program will depend on their size, complexity and your ability to undertake the workload involved. The appropriateness, order and priority of your strategies will be identified and discussed by you and I during the Alignment Consultation (which is a pre-requisite to any mentoring program) but may change during the term of the program to be responsive to the variables of your business.

I am, as a Licensed Business Coach, experienced in, and able to assist you with the strategic design and implementation of material in the following areas;

•
Media Advertising - Strategic formulation and advice on the writing, layout, target marketing target appeal, monitoring the effectiveness and return on your investment of advertising across a range of media including Yellow Pages, newspapers, magazine, radio and television;

Greg Fields © copyright Action International 2003

Mentor Plan Program

•	Direct Mail - Strategic formulation and advice on the writing, layout and distribution of Direct Mail letters to existing customers or new prospects;

•
Newsletter - Advice on production, layout, content and distribution of Newsletters where you will be required to do a draft of the articles you would like in the newsletter. (ACTION head office can edit and layout those articles and design the overall layout of the newsletter if necessary for a modest additional fee);

•	Sales Scripts - Tips and advice on development and implementation of sales scripts for direct mail follow-up, incoming or out-bound calls and face-to-face selling;

•
Host Beneficiary - This is a form of Strategic Alliance where two parties collaborate to gain benefits that neither party could achieve alone. E.g. it could be where non-competitive businesses share such resources as client databases, to enable both parties to extend their market reach. I can assist you through the entire process and help you develop your approach as well as the sales strategy and tools you’ll use to see the relationship mature and develop;

•
Referral Strategy - Advice and assistance with a marketing strategy to actively and regularly encourage your customers to refer new prospects enabling you to convert them to new clients. These strategies can either be proactive or reactive;

•	Repeat Business Strategy - Advice on marketing strategies to encourage your existing customers to buy from you more often;

•	Radio Advertising - Creative ideas, feedback and critique of scripts, suggested programs and logistical tips for your radio advertising schedule;

•	Television Advertising - Comment and feedback on storyboards and suggested schedules and logistical tips for your TV advertising;

•	Fliers - These can be changed/critiqued a number of times if necessary to test and measure various markets, headlines, offers and mediums to identify the most effective version;

•
Company Brochure - Advice and tips on concept design of a Brochure for promotional purposes that may accompany a letter or be given to your client with a quote or tender. The design may include suggested copy, basic graphics and layout. The production of the finished brochure may require you to contract the services of a graphic artist depending on your requirements;

•	Yellow Pages Advertisement - Review and critique of your current Yellow Pages and White Pages entry designed to achieve maximum effectiveness and return on investment;

•
Business Name, Cards, Stationary, Letterheads and Image - for new businesses or those that need an image lift or name change, I can advise and critique your concepts and designs to ensure the most professional presentation possible in your market place;

•	Quotations - Advice and tips on the re-design of your quotation or tender forms into ‘ACTION Plan’ forms to use in face-to-face quoting and presenting;

•
Networks - advise you on the effectiveness and steps involved in forming an informal, local business network, consortium, or breakfast club, to promote the pooling of resources, group leverage and other marketing advantages that come through local business alliances. The “Success Club” is a prime example of this type of group;

Greg Fields © copyright Action International 2003

Mentor Plan Program

•	Creation of Sales Aids - I will be available to work with you and your team to develop a set of unique benefit oriented Sales Aids to help in the conversion of enquiries into customers.

Some of these strategies will be designed as tests for you to implement (test and measure). From there, we will work out and begin the integration of your most effective marketing strategies into your long-term marketing program. They are designed so that you and I can evaluate, test results and determine the best future strategies and their priorities for implementation.

Program Fees.

Payment is by automatic bank deduction, check, or credit card. All further payments are by direct debit (credit card payments attract a 5% fee). A bank form will be provided for you to instruct your bank. Payment is on time and monthly in advance.

Period	Program	Monthly Fee
12+ months	Platinum	$2,995
12+ months	Gold	$2,495
12+ months	Silver	$1,995
12+ months	Bronze	$1,795
4 hours	Alignment only	$1,495 (One time payment)
14 Weeks	Group Coaching	$2,495 (One time payment)

Your Commitment to the Program.

My role as your Business Coach is essentially that of mentor and motivator. To ensure that you keep up with the work required, and to ensure this program and it’s fundamental philosophies are instilled correctly into your business, you will be required to input approximately (Bronze-two hours/Silver three hours/Gold-four hours/Platinum-five hours) per week of marketing and business development time in addition to meetings with your ACTION Coach. This is designed to achieve the desired results within your business within the quickest possible time but may occur outside normal business hours.

Your perspective during the program.

Consistent with the Mentor Plan point of view, we strongly advise against crisis management within your business. I.e. re-acting because you need immediate results or better cash flow. Instead, we recommend a step by step process to implement the strategies and concepts that ACTION recommends.

General Conditions:

1.
The Mentor Plan Program Materials you receive are confidential and proprietary, and can not be used, disclosed or duplicated except within your own company. These materials are unpublished works protected by copyright laws and no unauthorised copying, adaptation, distribution storage or displays are permitted.

2.
Our services are advisory. You bear sole responsibility for the use and implementation of these services in your business. You agree to forever indemnify and hold harmless your Licensed ACTION Coach from and against any loss, cost or expense resulting from your activities related to the subject matter in this document and in The Mentor Plan.

Greg Fields © copyright Action International 2003

Mentor Plan Program

3.
While your Licensed ACTION Coach will be providing you with guidance, direction and program materials, such a role is advisory and not of actually doing the activity itself. You will be primarily accountable for producing the results during the Program. In this way your ACTION Coach seeks to educate, train and motivate you in order to make your ability to run a successful business a life long activity.

4.	Consultations can be re-scheduled, but often at the expense of desired times. If you need to reschedule meetings you agree to provide 24 hours notice or risk forfeiture of the consultation.

5.	From time to time, your Licensed ACTION Coach will be required to attend educational workshops and take a vacation and will need to schedule consultations around such times.

6.	ACTION reserves the right to replace your Licensed ACTION Coach with another Coach should it, in the opinion of ACTION, become necessary.

7.	ACTION may from time to time, alter the content or structure of the program as it considers necessary, but at all times ACTION will continue to provide value for money.

8.	You or your Coach may elect to terminate this agreement at any time upon thirty days notice in writing.

9.	This agreement is the entire agreement between you and your Coach, all prior agreements, promises or representations being merged herein.

10.	This agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Indiana.

Program chosen PLATINUM at $ 2995

Executed on and effective from the 7th day of November 2006

Coach: Greg Fields

On Behalf Of: G.K Fields & Associates dba Action International

Signature: /s/ Greg Fields      Date: 11/7/06

Client: BRIAN KISTLER

On Behalf Of: Freedom Financial Holdings, Inc.

Signature: /s/ Brian Kistler     Date 11/7/06

Greg Fields © copyright Action International 2003